Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Massachusetts Premium Income Municipal Fund
811-07486


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011, March 5, 2012 and March 14, 2012.


Voting results for the meeting are as follows:

<c> Common and Preferred Shares voting
together as a class
<c>  Preferred Shares
To approve the elimination of the fundamental policies relating to the Funds ability to make loans.


   For
            3,826,318
            1,354,400
   Against
               422,056
               236,159
   Abstain
               159,154
                 54,323
   Broker Non-Votes
            1,020,325
               448,547
      Total
            5,427,853
            2,093,429



To approve the new fundamental policy relating to the Funds ability to make loans.


   For
            3,825,822
            1,356,900
   Against
               414,888
               228,659
   Abstain
               166,818
                 59,323
   Broker Non-Votes
            1,020,325
               448,547
      Total
            5,427,853
            2,093,429

Proxy materials for the annual meeting are herein incorporated by reference to the SEC filing on October 14, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-090049.